PROSPECTUS SUPPLEMENT DATED JANUARY 7, 2011
(To Prospectus dated June 10, 2005)
Registration Statement No. 333-125065
Rule 424(b)(3)

13,144,948 Shares

Taubman Centers, Inc.
Common Stock

This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 13,144,948 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, for shares of our common stock.  This Prospectus Supplement updates certain information included in our Prospectus dated June 10, 2005, as amended and supplemented (the “Prospectus”), and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement.

The table of Selling Shareholders appearing on page 7 of the Prospectus is hereby revised as follows:

1.           All of the shares in the Robert C. Larson Irrevocable Trust were transferred to the Bonnie Ann Larson Revocable Trust.  The information included in the table of Selling Shareholders for Bonnie A. Larson, Successor Trustee of the Robert C. Larson Irrevocable Trust and the Bonnie Ann Larson Revocable Trust is hereby replaced with the information set forth in the table below.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)(2)	Number of Shares That May Be Offered Hereby (1)	Shares Owned After the Offering
			Number (2)	Percent of Class
Bonnie Ann Larson Revocable Trust	258,435	258,417	18	*